REVOLVING CREDIT AGREEMENT

                  Dated as of November 14, 1995

     THIS REVOLVING CREDIT AGREEMENT is made as of November 14, 1995, by and between ESSEX COUNTY GAS COMPANY (the "Company"), a Massachusetts corporation having its chief executive office at 7 North Hunt Road, Amesbury, Massachusetts 01913-0800 and THE FIRST NATIONAL BANK OF BOSTON (the "Bank"), a national banking association having its head office at 100 Federal Street, Boston, Massachusetts 02110.

                            SECTION I

                           DEFINITIONS

     1.1. Definitions.

     All capitalized terms used in this Agreement or in the Note or in any certificate, report or other document made or delivered pursuant to this Agreement (unless otherwise defined therein) shall have the meanings assigned to them below:

     Adjusted Eurodollar Rate.  Applicable to any Interest
Period, a rate per annum determined pursuant to the following formula, rounded upwards, if necessary, to the next higher 1/100 of 1%:

               Adjusted Eurodollar Rate =      Interbank Offered
Rate

1.00 - Reserve Percentage

Where:

               "Interbank Offered Rate" applicable to any Eurodollar Loan for any Interest Period means the rate of interest determined by the Bank to be the prevailing rate per annum at which deposits in U.S. Dollars are offered to the Bank by first-class banks in the interbank Eurodollar market in which it regularly participates on or about 10:00 a.m. (Boston, Massachusetts time) two Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Eurodollar Loan to which such Interest Period is to apply for a period of time approximately equal to such Interest Period.

               "Reserve Percentage" applicable to any Interest Period means the rate (expressed as a decimal) applicable to the Bank during such Interest Period under regulations issued from time to time by the Board of Governors of the Federal Reserve System for determining the maximum reserve requirement (including, without limitation, any basic, supplemental, emergency or marginal reserve requirement) of the Bank with respect to "Eurocurrency liabilities" as that term is defined under such regulations.

The Adjusted Eurodollar Rate shall be adjusted automatically as of the effective date of any change in the Reserve Percentage.

     Agreement. This Agreement, as the same may be supplemented or amended from time to time.

     Bank.  See Preamble.

     Base Rate. The greater of (i) the rate of interest announced from time to time by the Bank at its head office as its Base Rate, and (ii) the Federal Funds Effective Rate plus 1/2 of 1% per annum (rounded upwards, if necessary, to the next 1/8 of 1%). "Federal Funds Effective Rate" means, for any day, a fluctuating interest rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Bank from three Federal funds brokers of recognized standing selected by the Bank.

     Base Rate Loan. Any Loan bearing interest determined with reference to the Base Rate.

     Business Day. Any day other than a Saturday, Sunday or legal holiday on which banks in Boston, Massachusetts or New York, New York are open for the conduct of a substantial part of their commercial banking business, and with respect to all notices and determinations in connection with, and payments of principal and interest on, Eurodollar Loans, any day that is such a Business Day and that is also a day for trading between banks in U.S. Dollar deposits in the interbank Eurodollar market.

     Code. The Internal Revenue Code of 1986 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended.

     Collateral.  As defined in the Security Agreement.

     Commitment Amount. $10,000,000 or any lesser amount, including zero, resulting from a termination or reduction of such amount in accordance with Section 2.4 or Section 7.2.

     Company.  See Preamble.

     Consolidated Funded Debt. On any date as of which the amount thereof shall be determined, all Indebtedness of the Company and its Subsidiaries that is payable on a date more than one year from such date of determination, including Indebtedness arising hereunder and Indebtedness from capitalized leases and any portion of any such Indebtedness that is payable within one year from such date of determination.

     Consolidated Stockholders' Equity. On any date as of which the amount thereof shall be determined, the consolidated common stock, paid in capital and retained earnings of the Company and its Subsidiaries.

     Consolidated Total Capitalization. On any date as of which the amount thereof shall be determined, the sum of Consolidated
Stockholders' Equity, consolidated preferred stock of the Company and its Subsidiaries and Consolidated Funded Debt.

     Controlled Group. All trades or businesses (whether or not incorporated) under common control that, together with the Company, are treated as a single employer under Section 414(b) or 414(c) of the Code or Section 4001 of ERISA.

     Credit Documents.  This Agreement, the Note, the Security
Agreement and any documents, agreements or other writings executed in connection therewith.

     Default. An Event of Default or event or condition that, but for the requirement that time elapse or notice be given, or both, would constitute an Event of Default.

     Effective Date. The date on which the Order of the Massachusetts Department of Public Utilities referred to in
Section 3.1(b) approving of this Agreement and the Indebtedness created hereunder shall have become final and not subject to further appeal, and all of the other conditions precedent set forth in Section III shall have been satisfied.

     Encumbrances.  See Section 6.5.

     ERISA. The Employee Retirement Income Security Act of 1974 and the rules and regulations thereunder, collectively, as the same may from time to time be supplemented or amended.

     Environmental Laws. All applicable foreign, federal, state and local environmental, health or safety statutes, laws, regulations, rules, ordinances, policies and rules or common law whether now existing or hereafter enacted or promulgated, relating to injury to, or the protection of, real or personal property or human health or the environment.

     Eurodollar Loan. Any Loan bearing interest at a rate determined with reference to the Adjusted Eurodollar Rate.

     Event of Default.  Any event described in Section 7.1.

     Federal Funds Rate. Applicable to any Interest Period, the rate of interest equal to the rate per annum at which the Bank is offered seven-day term Federal funds in the term Federal funds market as of 10:00 a.m. (Boston, Massachusetts time) on the first Business Day of such Interest Period, for settlement on such day in an amount approximately equal to the principal amount of the Fed Funds Rate Loan to which such Interest Period is to apply.

     Federal Funds Rate Loans.  Any Loan bearing interest at a
Federal Funds Rate.

     Guarantees. All guarantees, endorsements or other contingent or surety obligations with respect to obligations of others whether or not reflected on the consolidated balance sheet of the Company and its Subsidiaries, including any obligation to furnish funds, directly or indirectly (whether by virtue of partnership arrangements, by agreement to keep-well or otherwise), through the purchase of goods, supplies or services, or by way of stock purchase, capital contribution, advance or loan, or to enter into a contract for any of the foregoing, for the purpose of payment of obligations of any other person or entity.

     Hazardous Material. Any substance which is or becomes defined as a "hazardous waste", "hazardous material" or "hazardous substance" or "controlled industrial waste" or "pollutant" or "contaminant" under any Environmental Law or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any governmental authority or instrumentality or which contains gasoline, diesel fuel or other petroleum products, asbestos or polychlorinated biphenyls ("PCB's").

     Indebtedness. All obligations (i) for borrowed money or other extensions of credit, whether or not secured or unsecured, absolute or contingent, including, without limitation, unmatured reimbursement obligations with respect to letters of credit, bankers' acceptances or guarantees issued for the account of or on behalf of the Company and its Subsidiaries, (ii) representing the deferred purchase price of property, other than accounts payable arising in the ordinary course of business, (iii) evidenced by bonds, notes, debentures or other similar instruments, (iv) secured by any mortgage, pledge, security interest or other lien on property owned or acquired by the Company or any of its Subsidiaries whether or not the obligations secured thereby shall have been assumed, (v) arising under capital leases and required to be capitalized on the consolidated balance sheet of the Company and its Subsidiaries, (vi) all Guarantees.

     Indenture.  The Indenture of First Mortgage dated as of
October 1, 1955 by the Company (formerly known as Haverhill Gas
Company) to State Street Bank and Trust Company (formerly known as Second Bank-State Street Trust Company), Trustee, as supplemented and amended from time to time.

     Interest Period.

     (a) With respect to each Eurodollar Loan, the period commencing on the date of the making or continuation of or conversion to such Eurodollar Loan and ending one, two, three, six or (if then available) twelve months thereafter, as the Company may elect in the applicable Notice of Borrowing or Conversion; and

     (b) with respect to each Federal Funds Rate Loan, the period commencing on the date of the making of such Federal Funds
Rate Loan and ending seven days thereafter, as the Company may elect in the applicable Notice of Borrowing or Conversion;

provided that:

          (i) any Interest Period (other than an Interest Period determined pursuant to clause (iii) below) that would otherwise end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless, in the case of Eurodollar Loans, such Business Day falls in the next calendar month, in which case such Interest Period shall end on the immediately preceding Business Day;

          (ii) any Interest Period applicable to a Eurodollar Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clause (iii) below, end on the last Business Day of a calendar month;

          (iii) any Interest Period that would otherwise end after the Termination Date shall end on the Termination
     Date; and

          (iv) notwithstanding clause (iii) above, no Interest
     Period applicable to a Eurodollar Loan shall have a duration of less than one month; and if any Interest Period applicable to such Loan would be for a shorter period, such Interest Period shall not be available hereunder.

     Investment. The purchase or acquisition of any share of capital stock, partnership interest, evidence of indebtedness or other equity security of any other person or entity, any loan, advance or extension of credit to, or contribution to the capital of, any other person or entity, any real estate held for sale or investment, any commodities futures contracts held other than in connection with bona fide hedging transactions, any other investment in any other person or entity, and the making of any commitment or acquisition of any option to make an Investment.

     Loan.  A loan made to the Company by the Bank pursuant to
Section II of this Agreement, and "Loans" means all of such loans, collectively.

     Note. A promissory note of the Company, substantially in the form of Exhibit A hereto, evidencing the obligation of the Company to the Bank to repay the Loans.

     Notice of Borrowing or Conversion.  See Section 2.2.

     Obligations. All obligations of the Company to the Bank hereunder of every kind and description, direct or indirect, absolute or contingent, primary or secondary, due or to become due, now existing or hereafter arising, regardless of how they arise or by what agreement or instrument, if any, and including obligations to perform acts and refrain from taking action as well as obligations to pay money.

     PBGC. The Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.

     Permitted Encumbrances.  See Section 6.5.

     Plan. An employee pension or other benefit plan that is subject to Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (i) maintained by the Company or any member of the Controlled Group for employees of the Company or any member of the Controlled Group or (ii) if such Plan is established, maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which the Company or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five Plan years made contributions.

     Qualified Investments. Investments in (i) notes, bonds or other obligations of the United States of America or any agency thereof that as to principal and interest constitute direct obligations of or are guaranteed by the United States of America;
(ii) certificates of deposit or other deposit instruments or accounts of banks or trust companies organized under the laws of the United States or any state thereof that have capital and surplus of at least $100,000,000, (iii) commercial paper of Bank of Boston Corporation or any other issuer that is rated not less than prime-one or A-1 or their equivalents by Moody's Investors Service, Inc. or Standard & Poor's Corporation, respectively, or their successors, and (iv) any repurchase agreement secured by any one or more of the foregoing.

     Security Agreement.  The Security Agreement dated as of
November 14, 1995 executed by the Company in favor of the Bank, pursuant to which the Company granted to the Bank a security interest in certain gas properties.

     Storage Gas. All gas and other gaseous hydrocarbons of the Company and all products refined therefrom and all other minerals, ores and other substances of value of the Company and the products and proceeds therefrom, in each case that are held for sale, lease or other disposition, or leased or consigned, whether in transit or in the possession of the Company or another, and all such hydrocarbons and other substances of value billed and held by suppliers, carriers, forwarding agents, warehousemen, vendors, selling agents or other third parties.

     Subsidiary. Any corporation, association, joint stock company, business trust or other similar organization of which 50% or more of the ordinary voting power for the election of a majority of the members of the board of directors or other governing body of such entity is held or controlled by the Company or a Subsidiary of the Company; or any other such entity the management of which is directly or indirectly controlled by the Company or a Subsidiary of the Company through the exercise of voting power or otherwise; or any joint venture, whether incorporated or not, in which the Company has an ownership interest of 50% or more.

     Termination Date. December 31, 2000 or such earlier date on which the commitment to make Loans is terminated or the Commitment Amount is reduced to zero in accordance with the terms hereof.

     1.2. Accounting Terms. All terms of an accounting character shall have the meanings assigned thereto by generally accepted accounting principles applied on a basis consistent with the financial statements referred to in Section 4.6 of this Agreement, but as herein specifically modified.


                           SECTION II

                      DESCRIPTION OF CREDIT

     2.1. The Loans. (a) Subject to the terms and conditions hereof, the Bank will make Loans to the Company, from time to time until the close of business on the Termination Date, in such sums as the Company may request, provided that the aggregate principal amount of all Loans at any one time outstanding hereunder may not exceed the Commitment Amount. The Company may borrow, prepay pursuant to Section 2.10 and reborrow, from the date of this Agreement until the Termination Date, the Commitment Amount or any lesser sum that is at least $500,000 and an integral multiple of $100,000 (in the case of Eurodollar Loans or Federal Funds Rate Loans) and at least $100,000 and an integral multiple of $100,000 (in the case of Base Rate Loans). Any Loan not repaid by the Termination Date shall be due and payable on the Termination Date.

     (b) Provided that no Default shall have occurred and be continuing, the Company may convert all or any part (in minimum amounts of $500,000 and integral multiples of $100,000 (in the case of Loans converted to Eurodollar Loans or Federal Funds Rate Loans) and at least $100,000 and integral multiples of $100,000 (in the case of Loans converted to Base Rate Loans)) of any outstanding Loan into a Loan of any other type provided for in this Agreement in the same principal amount, on any Business Day (which, in the case of a conversion of a Eurodollar Loan or Federal Funds Rate Loan, shall be the last day of the applicable Interest Period). The Company shall give the Bank prior notice of each such conversion (which notice shall be effective upon receipt) in accordance with Section 2.2.

     2.2. Notice and Manner of Borrowing or Conversion of Loans.
(a) Whenever the Company desires to borrow, continue a Loan or convert an outstanding Loan into a Loan of another type provided for in this Agreement, the Company shall notify the Bank (which notice shall be irrevocable) by telex, telegraph or telephone received no later than 10:00 a.m. (Boston, Massachusetts time)
(i) one Business Day before the day on which the requested Loan is to be made, continued as or converted to a Base Rate Loan,
(ii) three Business Days before the day on which the requested Loan is to be made, continued as or converted to a Eurodollar Loan and (iii) on the day on which the requested Loan is to be made, continued as or converted to a Federal Funds Rate Loan. Such notice shall specify (i) the effective date and amount of each Loan or portion thereof to be continued or converted, subject to the limitations set forth in Section 2.1, (ii) the applicable interest rate option, and (iii) the duration of the applicable Interest Period, if any (subject to the provisions of the definition of Interest Period and Section 2.6). Each such notification (a "Notice of Borrowing or Conversion") shall be immediately followed by a written confirmation thereof by the Company in substantially the form of Exhibit B hereto, provided that if such written confirmation differs in any material respect from the action taken by the Bank, the records of the Bank shall control absent manifest error.

     (b) Subject to the terms and conditions hereof, the Bank shall make each Loan on the effective date specified therefor by crediting the amount of such Loan to the Company's demand deposit account with the Bank.

     2.3. Commitment Fee. The Company shall pay to the Bank a commitment fee computed at the rate of 1/8 of one percent (1/8%) per annum on the average daily amount of the unborrowed portion of the Commitment Amount during each quarter or portion thereof. Commitment fees shall be payable quarterly in arrears on the last day of each calendar quarter, beginning December 31, 1995, and on the Termination Date.

     In addition, the Company shall pay to the Bank a facility fee equal to 1/8 of 1% of the Commitment Amount, payable quarterly in arrears on the last day of each calendar quarter, beginning December 31, 1995, and on the Termination Date.

     2.4. Reduction of Commitment Amount. The Company may from time to time by written notice delivered to the Bank at least five Business Days prior to the date of the requested reduction, reduce by integral multiples of $1,000,000 any unborrowed portion of the Commitment Amount. No reduction of the Commitment Amount shall be subject to reinstatement without the Bank's prior written consent.

     2.5. The Note. The Loans shall be evidenced by the Note, payable to the order of the Bank and having a final maturity of December 31, 2000. The Note shall be dated on or before the date of the first Loan and shall have the blanks therein appropriately completed. The Bank shall, and is hereby irrevocably authorized by the Company to, enter on the schedule forming a part of the Note or otherwise in its records appropriate notations evidencing the date and the amount of each Loan, the applicable interest rate and the date and amount of each payment of principal made by the Company with respect thereto; and in the absence of manifest error, such notations shall constitute conclusive evidence thereof; provided that no failure on the part of the Bank to make any such notation shall in any way affect any Loan or the rights or obligations of the Bank or the Company with respect thereto.

     2.6. Duration of Interest Periods. (a) Subject to the provisions of the definition of Interest Period, the duration of each Interest Period applicable to a Loan shall be as specified in the applicable Notice of Borrowing or Conversion. The Company shall have the option to elect a subsequent Interest Period to be applicable to any Eurodollar Loan by giving notice of such election to the Bank received no later than 10:00 a.m. (Boston, Massachusetts time) (i) on the date one Business Day before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a Base Rate Loan, and (ii) three Business Days before the end of the then applicable Interest Period if such Loan is to be continued as or converted to a Eurodollar Loan.

     (b) If the Bank does not receive a Notice of Borrowing or Conversion with respect to any maturing Eurodollar Loan within the applicable time limits specified in subsection (a) above, or if a Default exists when such notice must be given, the Company shall be deemed to have elected to convert such Loan into a Base Rate Loan on the last day of the then current Interest Period.

     (c) Notwithstanding the foregoing, the Company may not select an Interest Period that would end, but for the provisions of the definition of Interest Period, after the Termination Date.

     2.7. Interest Rates and Payments of Interest. (a) Each Base Rate Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to the Base Rate, which rate shall change contemporaneously with any change in the Base Rate. Such interest shall be payable on the last day of each calendar quarter, beginning December 31, 1995, and when such Loan is due (whether at maturity, by reason of acceleration or otherwise).

     (b) Each Eurodollar Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period, at a rate per annum equal to the applicable Adjusted Eurodollar Rate plus 1/2 of one percent (0.50%). Such interest shall be payable for such Interest Period on the last day thereof and when such Eurodollar Loan is due (whether at maturity, by reason of acceleration or otherwise) and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     (c) Each Federal Funds Rate Loan shall bear interest on the outstanding principal amount thereof, for each Interest Period, at a rate per annum equal to the applicable Federal Funds Rate plus 1/2 of one percent (0.50%). Such interest shall be payable for such Interest Period on the last day thereof and when such Federal Funds Rate Loan is due (whether at maturity, by reason of acceleration or otherwise).

     2.8. Changed Circumstances.

     (a) In the event that the Bank shall have determined in good faith (which determination shall be final and conclusive) that:

          (i) adequate and fair means do not exist for ascertaining the Interbank Offered Rate or a Federal Funds
     Rate on any date on which the Adjusted Eurodollar Rate or a Federal Funds Rate would otherwise be set, or

          (ii) the making of a Eurodollar Loan or Federal Funds Rate Loan or the continuation of or conversion of any Loan to a Eurodollar Loan or Federal Funds Rate Loan has been made impracticable (as reasonably determined by the Bank) or unlawful by (1) the occurrence of a contingency that materially and adversely affects the interbank Eurodollar market or Federal funds market, as applicable, or (2) compliance by the Bank in good faith with any applicable law or governmental regulation, guideline or order or interpretation or change thereof by any governmental authority charged with the interpretation or administration thereof or with any request or directive of any such governmental authority (whether or not having the force of law); or

          (iii)     the Adjusted Eurodollar Rate no longer
     represents the effective cost to the Bank for U.S. dollar deposits in the interbank market for deposits in which it regularly participates;

then, and in any such event, the Bank shall forthwith so notify the Company. Until the Bank notifies the Company that the circumstances giving rise to such notice no longer apply, the obligation of the Bank to allow selection by the Company of the affected Loans shall be suspended. If at the time the Bank so notifies the Company, the Company has previously given the Bank a Notice of Borrowing or Conversion with respect to one or more affected Loans but such Loans have not yet been made, continued or converted, such notification shall be deemed to be void and the Company may borrow Loans of another type by giving a substitute Notice of Borrowing or Conversion pursuant to Section
2.2 hereof.

     Upon such date as shall be specified in such notice (which shall not be earlier than the date such notice is given) the Company shall forthwith prepay all outstanding affected Loans, together with interest thereon and any amounts required to be paid pursuant to Section 2.13, and may borrow a Loan of another type in accordance with Section 2.1 hereof by giving a Notice of Borrowing or Conversion pursuant to Section 2.2 hereof.

     (b) In case the adoption of or any change in any law, regulation, treaty or official directive or the interpretation or application thereof by any court or by any governmental authority charged with the administration thereof or the compliance with any guideline or request of any central bank or other governmental authority (whether or not having the force of law):

          (i) subjects the Bank to any tax with respect to payments of principal or interest or any other amounts payable hereunder by the Company or otherwise with respect to the transactions contemplated hereby (except for taxes on the overall net income of the Bank imposed by the United States of America or any political subdivision thereof), or

          (ii) imposes, modifies or deems applicable any deposit insurance, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of, or loans by, the Bank (other than such requirements as are already included in the determination of the Adjusted Eurodollar Rate), or

          (iii) imposes upon the Bank any other condition with respect to its or the Company's performance under this Agreement,

and the result of any of the foregoing is to increase the cost to the Bank, reduce the income receivable by the Bank or impose any expense upon the Bank with respect to any Loans, the Bank shall notify the Company thereof. The Company agrees to pay to the Bank the amount of such increase in cost, reduction in income or additional expense as and when such cost, reduction or expense is incurred or determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

     2.9. Capital Requirements. If after the date hereof the Bank determines that (i) the adoption of or change in any law, rule, regulation or guideline regarding capital requirements for banks or bank holding companies, or any change in the interpretation or application thereof by any governmental authority charged with the administration thereof, or (ii) compliance by the Bank or its parent bank holding company with any guideline, request or directive of any such entity regarding capital adequacy (whether or not having the force of law), has the effect of reducing the return on the Bank's or such holding company's capital as a consequence of the Bank's commitment to make Loans hereunder to a level below that which the Bank or such holding company could have achieved but for such adoption, change or compliance (taking into consideration the Bank's or such holding company's then existing policies with respect to capital adequacy and assuming the full utilization of such entity's capital) by any amount deemed by the Bank to be material, then the Bank shall notify the Company thereof. The Company agrees to pay to the Bank the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by the Bank of a statement in the amount and setting forth the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error. In determining such amount, the Bank may use any reasonable averaging and attribution methods.

     2.10. Payments and Prepayments of the Loans. Any of the Loans may be prepaid at any time, in whole in the case of Eurodollar Loans or Federal Funds Rate Loans and in whole or in part in the case of Base Rate Loans, without premium or penalty, but with accrued interest to the date of payment (i) in the case of Eurodollar Loans, on the last day of any applicable Interest Period and upon three Business Days' notice, (ii) in the case of Federal Funds Rate Loans, on the last day of any applicable Interest Period and upon one Business Day's notice and (iii) in the case of Base Rate Loans, at any time upon one Business Day's notice. No prepayment of any Loan shall affect the Commitment Amount or impair the Company's right to borrow as set forth in
Section 2.1.

     2.11. Method of Payment. All payments and prepayments of principal and all payments of interest, fees and other amounts payable hereunder shall be made by the Company to the Bank at its head office in immediately available funds, on or before 11:00 a.m. (Boston, Massachusetts time) on the due date thereof, free and clear of, and without any deduction or withholding for, any taxes or other payments. The Bank may, and the Company hereby authorizes the Bank to, debit the amount of any payment not made by such time to the demand deposit account of the Company with the Bank.

     2.12. Overdue Payments. Overdue principal (whether at maturity, by reason of acceleration or otherwise) and, to the extent permitted by applicable law, overdue interest and fees or any other amounts payable hereunder or under the Note shall bear interest from and including the due date until paid, compounded daily and payable on demand, at a rate per annum equal to (i) if such due date occurs prior to the end of an Interest Period, 2% above the interest rate applicable to such Loan for such Interest Period until the expiration of such Interest Period, and thereafter, 2% above the Base Rate; and (ii) in all other cases, 2% above the rate then applicable to Base Rate Loans.

     2.13. Payments Not at End of Interest Period. If the Company for any reason makes any payment of principal of any Eurodollar Loan or Federal Funds Rate Loan on any day other than the last day of an Interest Period applicable to such Eurodollar Loan or Federal Funds Rate Loan, or fails to borrow, continue or convert to a Eurodollar Loan or Federal Funds Rate Loan after giving a Notice of Borrowing or Conversion pursuant to Section 2.2, the Company shall pay to the Bank an amount equal to the losses, costs and expenses incurred by the Bank in connection with any redeployment of funds as a result of such payment of principal or failure to borrow or continue or convert.
The Company shall pay such amount upon presentation by the Bank of a statement setting forth the amount and the Bank's calculation thereof, which statement shall be deemed true and correct absent manifest error.

     2.14. Computation of Interest and Fees. Interest and all fees payable hereunder shall be computed daily on the basis of a year of 360 days and paid for the actual number of days for which due. If the due date for any payment of principal is extended by operation of law, interest shall be payable for such extended time. If any payment required by this Agreement becomes due on a day that is not a Business Day such payment may be made on the next succeeding Business Day (unless, in the case of Eurodollar Loans, such next succeeding Business Day falls in the next calendar month, in which case payment shall be due on the preceding Business Day), and such extension shall be included in computing interest in connection with such payment.

     2.15. Collateral Security. The payment of the Loans and the performance of the Company's obligations hereunder shall at all times be subject to a security interest in all Storage Gas now owned or hereafter acquired by the Company, pursuant to the Security Agreement.


                           SECTION III

                       CONDITIONS OF LOANS

     3.1. Conditions Precedent to Initial Loan. The occurrence of the Effective Date, and the obligation of the Bank to make its initial Loan is subject to the condition precedent that the Bank shall have received, in form and substance satisfactory to the Bank and its counsel, the following:

     (a) this Agreement and the Note, duly executed by the Company;

     (b)  a copy of Order No. ________ of the Massachusetts
Department of Public Utilities dated ________________, approving this Agreement and the Indebtedness created hereunder;

     (c) a certificate of the Clerk or an Assistant Clerk of the Company with respect to votes of the Board of Directors of the Company authorizing the execution and delivery of this Agreement and the Note and identifying the officer(s) authorized to execute, deliver and take all other actions required under the Credit Documents, and providing specimen signatures of such officers;

     (d) all amendments and supplements to the articles of organization of the Company filed in the office of the Secretary of State of Massachusetts since the date of this Agreement, each certified by said Secretary of State as being a true and correct copy thereof;

     (e) all amendments and supplements to the Bylaws of the Company since the date of this Agreement, certified by the Clerk or an Assistant Secretary Clerk as being a true and correct copy thereof as currently in effect;

     (f) a certificate of the Secretary of State of Massachusetts, as to legal existence and good standing in such state and listing all documents on file in the office of said
Secretary of State;

     (g)  a certificate of the Department of Revenue of The
Commonwealth of Massachusetts as to the tax good standing of the Company;

     (h) an opinion addressed to it from Keohane & Keegan, counsel to the Company, substantially in the form of Exhibit G hereto; and

     (i) such other documents, and completion of such other matters, as counsel for the Bank may deem necessary or appropriate.

     3.2. Conditions Precedent to all Loans. The obligation of the Bank to make each Loan, including the initial Loan, or continue or convert Loans to Loans of another type, is further subject to the following conditions:

     (a) timely receipt by the Bank of the Notice of Borrowing or Conversion as provided in Section 2.2;

     (b) the representations and warranties contained in Section IV of this Agreement and in Section 3 of the Security Agreement shall be true and accurate in all material respects on and as of the date of such Notice of Borrowing or Conversion and on the effective date of the making, continuation or conversion of each Loan as though made at and as of each such date (except to the extent that such representations and warranties expressly relate to an earlier date), and no Default shall have occurred and be continuing, or would result from such Loan;

     (c) the resolutions referred to in Section 3.1(c) shall remain in full force and effect; and

     (d) no change shall have occurred in any law or regulation or interpretation thereof that, in the opinion of counsel for the Bank, would make it illegal or against the policy of any governmental agency or authority for the Bank to make Loans hereunder.

     The making of each Loan shall be deemed to be a representation and warranty by the Company on the date of the making, continuation or conversion of such Loan as to the accuracy of the facts referred to in subsection (b) of this
Section 3.2.


                           SECTION IV

                 REPRESENTATIONS AND WARRANTIES

     In order to induce the Bank to enter into this Agreement and to make Loans hereunder, the Company represents and warrants to the Bank that:

     4.1. Organization and Qualification. Each of the Company and its Subsidiaries (a) is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, (b) has all requisite corporate power to own its property and conduct its business as now conducted and as presently contemplated and (c) is duly qualified and in good standing as a foreign corporation and is duly authorized to do business in each jurisdiction except where the failure to be so qualified would not have a material adverse effect on the business, financial condition, assets or properties of the Company or any such Subsidiary.

     4.2. Corporate Authority. The execution, delivery and performance of each of the Credit Documents and the transactions contemplated thereby are within the corporate power and authority of the Company and have been authorized by all necessary corporate proceedings, and do not and will not (a) require any consent or approval of the stockholders of the Company, (b) contravene any provision of the charter documents or by-laws of the Company or any material law, rule or regulation applicable to the Company, (c) contravene any provision of, or constitute an event of default or event that, but for the requirement that time elapse or notice be given, or both, would constitute an event of default under, any other material agreement, instrument, order or undertaking binding on the Company, or (d) result in or require the imposition of any Encumbrance on any of the material properties, assets or rights of the Company, other than the Encumbrances on the Collateral created by the Security Agreement.

     4.3. Valid Obligations. Each of the Credit Documents and all of their respective terms and provisions are the legal, valid and binding obligations of the Company, enforceable in accordance with their respective terms except as limited by bankruptcy, insolvency, reorganization, moratorium or other laws affecting the enforcement of creditors' rights generally, and except as the remedy of specific performance or of injunctive relief is subject to the discretion of the court before which any proceeding therefor may be brought.

     4.4. Consents or Approvals. The execution, delivery and performance of the Credit Documents and the transactions contemplated therein do not require any approval or consent of, or filing or registration with, any governmental or other agency or authority, or any other party, other than other than the periodic filing of UCC-1 financing statements and the issuance of Order No. __________ of the Massachusetts Department of Public Utilities, which Order has been duly issued, is in full force and effect and is not subject to further appeal.

     4.5. Title to Properties; Absence of Encumbrances. Each of the Company and its Subsidiaries has good and marketable title to all of the properties, assets and rights of every kind and nature now purported to be owned by it, including, without limitation, such properties, assets and rights as are reflected in the financial statements referred to in Section 4.6 (except such properties, assets or rights as have been disposed of in the ordinary course of business since the date thereof), free from all Encumbrances except Permitted Encumbrances or those Encumbrances disclosed in Exhibit C hereto, and, except as so disclosed, free from all defects of title that might materially adversely affect such properties, assets or rights, taken as a whole.

     4.6. Financial Statements. The Company has furnished the Bank its consolidated balance sheet as of August 31, 1995 and its consolidated statements of income, changes in stockholders' equity and cash flow for the fiscal year then ended, and related
footnotes, audited and certified by Arthur Andersen LLP    All
such financial statements were prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods specified and present fairly the financial position of the Company and its Subsidiaries as of such date and the results of the operations of the Company and its Subsidiaries for such periods. There are no liabilities, contingent or otherwise, not disclosed in such financial statements that involve a material amount.

     4.7. Changes. Since the date of the most recent financial statements referred to in Section 4.6, there have been no changes in the assets, liabilities, financial condition, business or prospects of the Company or any of its Subsidiaries other than changes in the ordinary course of business, the effect of which has not, in the aggregate, been materially adverse.

     4.8. Defaults. As of the date of this Agreement, no Default exists.

     4.9. Taxes. The Company and each Subsidiary have filed all federal, state and other tax returns required to be filed, and all taxes, assessments and other governmental charges due from the Company and each Subsidiary have been fully paid, other than those taxes, assessments and charges as to which the failure to pay would not have a material adverse effect on the business, financial condition, assets or properties of the Company or such Subsidiary. The Company and each Subsidiary have established on their books reserves adequate for the payment of all federal, state and other tax liabilities.

     4.10. Litigation. Except as set forth on Exhibit D hereto, there is no litigation, arbitration, proceeding or investigation pending, or, to the knowledge of the Company's or any Subsidiary's officers, threatened, against the Company or any Subsidiary that, if adversely determined, could result in a material judgment not fully covered by insurance, could result in a forfeiture of all or any substantial part of the property of the Company or its Subsidiaries, or could otherwise have a material adverse effect on the assets, business or prospects of the Company or any Subsidiary.

     4.11. Use of Proceeds. The proceeds of the Loans shall be used exclusively for the acquisition of Storage Gas. No portion of any Loan is to be used for the "purpose of purchasing or carrying" any "margin stock" as such terms are used in Regulations U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. 221 and 224, as amended; and following the application of the proceeds of each Loan, the value of all "margin stock" of the Company will not exceed 25% of the value of the total assets of the Company that are subject to the restrictions set forth in Sections 6.5 and 6.6.

     4.12. Subsidiaries. As of the date of this Agreement, all the Subsidiaries of the Company are listed on Exhibit E hereto. The Company or a Subsidiary of the Company is the owner, free and clear of all liens and encumbrances, of all of the issued and outstanding stock of each Subsidiary. All shares of such stock have been validly issued and are fully paid and nonassessable, and no rights to subscribe to any additional shares have been granted, and no options, warrants or similar rights are outstanding.

     4.13. Investment Company Act, etc. Neither the Company nor any of its Subsidiaries is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or any other statute or regulation that limits its ability to incur Indebtedness.

     4.14. Compliance with ERISA. The Company and each member of the Controlled Group have fulfilled their obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the applicable provisions of ERISA and the Code, and have not incurred any liability to the PBGC or a Plan under Title IV of ERISA; and no "prohibited transaction" or "reportable event" (as such terms are defined in ERISA) has occurred with respect to any Plan.

     4.15. Environmental Matters. In all material respects relative to the ability of the company to meet its financial and operational obligations, the Company and each of its Subsidiaries are in compliance with all Environmental Laws. No demand, claim, notice, suit, suit in equity, action, administrative action, investigation or inquiry arising under, relating to or in connection with any Environmental Laws is pending or threatened against the Company or any of its Subsidiaries, any real property in which the Company or any such Subsidiary holds or, to the Company's knowledge, has held, an interest, or any past or present operation of the Company or any such Subsidiary, that would prevent the Company from meeting its financial and operational obligations. Neither the Company nor any of its Subsidiaries (i) is the subject of any federal or state investigation evaluating whether any remedial action is needed to respond to a release of any Hazardous Materials or other wastes into the environment, (ii) has received any notice of any Hazardous Materials or other wastes in or upon any of its properties in violation of any Environmental Laws, or (iii) knows of any basis for any such investigation, notice or violation, except as disclosed to the Bank on Exhibit D, and as to such matters disclosed on such Exhibit, none will have a material adverse effect on the financial condition, business, operations or prospects of the Company or the Company and its Subsidiaries on a consolidated basis such that the Company will be unable to meet its financial and operational obligations.

     4.16. Security. The Security Agreement, together with the filing of Uniform Commercial Code financing statements in such offices as the Company has deemed appropriate, acting in good faith and with due inquiry, for the locations of the Collateral referred to therein, and the delivery of notices to all gas storage providers pursuant to Section 9-305 of the Uniform Commercial Code of the Bank's security interest in the Storage Gas held in storage by them, create a valid and continuing first lien on and perfected security interest in the Collateral, prior to all other Encumbrances, and is enforceable as such against creditors of the Company, any owner of the real property where any of the Collateral is located, any purchaser of such real property and any present or future creditor obtaining a lien on such real property.


                            SECTION V

                      AFFIRMATIVE COVENANTS

     So long as the Bank has any commitment to lend hereunder or any Loan or other Obligation hereunder remains outstanding, the Company covenants as follows:

     5.1. Financial Statements and other Reporting Requirements.
The Company shall furnish to the Bank:

     (a) as soon as available to the Company, but in any event within 90 days after the end of each of its fiscal years, a consolidated and consolidating balance sheet as of the end of such year, and the related consolidated and consolidating statements of income, changes in stockholders' equity and cash flow for such year, audited and certified by Arthur Andersen LLP (or other independent certified public accountants acceptable to the Bank) in the case of such consolidated statements, and certified by the chief financial officer in the case of such consolidating statements, it being understood that the Company may submit its Report on Form 10-K as filed with the Securities and Exchange Commission to satisfy this covenant; and, concurrently with such financial statements, a written statement by such accountants that, in the making of the audit necessary for their report and opinion upon such financial statements they have obtained no knowledge of any Default or, if in the opinion of such accountants any such Default exists, they shall disclose in such written statement the nature and status thereof;

     (b) as soon as available to the Company, but in any event within 45 days after the end of each of its fiscal quarters, the consolidated and consolidating balance sheet as of the end of such quarter, and a related consolidated and consolidating statements of income and cash flow for the period then ended, certified by the chief financial officer of the Company but subject, however, to normal, recurring year-end adjustments that shall not in the aggregate be material in amount, it being understood that the Company may submit its Report on Form 10-Q as filed with the Securities and Exchange Commission to satisfy this covenant;

     (c) concurrently with the delivery of each financial statement pursuant to subsections (a) and (b) of this Section 5.1, a report in substantially the form of Exhibit F hereto signed on behalf of the Company by its chief financial officer;

     (d) promptly upon the filing thereof, copies of all proxy statements, financial statements and reports as the Company shall send to its stockholders or as the Company may file with the Securities and Exchange Commission, the Massachusetts Department of Public Utilities or any other governmental authority at any time having jurisdiction over the Company or its Subsidiaries;

     (e) if and when the Company gives or is required to give notice to the PBGC of any "Reportable Event" (as defined in Section 4043 of ERISA) with respect to any Plan that might constitute grounds for a termination of such Plan under Title IV of ERISA, or knows that any member of the Controlled Group or the plan administrator of any Plan has given or is required to give notice of any such Reportable Event, a copy of the notice of such Reportable Event given or required to be given to the PBGC;

     (f) immediately upon becoming aware of the existence of any condition or event that constitutes a Default, written notice thereof specifying the nature and duration thereof and the action being or proposed to be taken with respect thereto;

     (g) promptly upon becoming aware of any litigation or of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries, the outcome of which would or might have a materially adverse effect on the assets, business or prospects of the Company or the Company and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto;

     (h) promptly upon becoming aware of any investigative proceedings by a governmental agency or authority commenced or threatened against the Company or any of its Subsidiaries regarding any potential violation of Environmental Laws or any spill, release, discharge or disposal of any Hazardous Material, the outcome of which would or might have a materially adverse effect on the assets, business or prospects of the Company or the Company and its Subsidiaries on a consolidated basis, written notice thereof and the action being or proposed to be taken with respect thereto; and

     (i) from time to time, such other financial data and information about the Company or its Subsidiaries as the Bank may reasonably request.

     5.2. Conduct of Business. Each of the Company and its Subsidiaries shall:

     (a) duly observe and comply in all material respects with all applicable laws and valid requirements of any governmental authorities relative to its corporate existence, rights and franchises, to the conduct of its business and to its property and assets (including without limitation all Environmental Laws and ERISA), and shall maintain and keep in full force and effect all licenses and permits necessary in any material respect to the proper conduct of its business;

     (b)  maintain its corporate existence; and

     (c) remain engaged substantially in the sale and distribution of Storage Gas.

     5.3. Maintenance and Insurance. Each of the Company and its Subsidiaries shall maintain its properties in good repair, working order and condition as required for the normal conduct of its business, and shall at all times maintain liability and casualty insurance with financially sound and reputable insurers in such amounts as the officers of the Company in the exercise of their reasonable judgment deem to be adequate but in any event as required by the Security Agreement. The Company shall furnish to the Bank certificates or other evidence satisfactory to the Bank of compliance with the foregoing insurance provisions.

     5.4. Taxes. The Company shall pay or cause to be paid all taxes, assessments or governmental charges on or against it or any of its Subsidiaries or its or their properties on or prior to the time when they become due; provided that this covenant shall not apply to any tax, assessment or charge that is being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established and are being maintained in accordance with generally accepted accounting principles if no lien shall have been filed to secure such tax, assessment or charge.

     5.5. Inspection by the Bank. The Company shall permit the Bank or its designees, at any reasonable time and upon reasonable notice (or if a Default shall have occurred and is continuing, at any time and without prior notice), to (i) visit and inspect the properties of the Company and its Subsidiaries, (ii) examine and make copies of and take abstracts from the books and records of the Company and its Subsidiaries, and (iii) discuss the affairs, finances and accounts of the Company and its Subsidiaries with their appropriate officers, employees and accountants.

     5.6. Maintenance of Books and Records. Each of the Company and its Subsidiaries shall keep adequate books and records of account, in which true and complete entries will be made reflecting all of its business and financial transactions, and such entries will be made in accordance with generally accepted accounting principles consistently applied and applicable law.

     5.7. Further Assurances. At any time and from time to time the Company shall, and shall cause each of its Subsidiaries to, execute and deliver such further instruments and take such further action as may reasonably be requested by the Bank to effect the purposes of this Agreement and the Note.


                           SECTION VI

                       NEGATIVE COVENANTS

     So long as the Bank has any commitment to lend hereunder or any Loan or other Obligation hereunder remains outstanding, the Company covenants as follows:

     6.1. Indebtedness. Neither the Company nor any of its Subsidiaries shall create, incur, assume or be or remain liable with respect to any Indebtedness other than the following:

     (a)  Indebtedness to the Bank or any of its affiliates;

     (b)  Indebtedness incurred under the Indenture and other
Indebtedness existing as of the date of this Agreement and disclosed on Exhibit C hereto or in the financial statements referred to in Section 4.6;

     (c) Indebtedness of the Company incurred in connection with the purchase of tangible property used in its business and secured by Permitted Encumbrances, in amounts not exceeding in the aggregate at any time $200,000;

     (d) capitalized lease obligations of the Company in amounts not exceeding in the aggregate at any time $2,000,000;

     (e) Indebtedness arising under unsecured short term lines of credit extended by banks in principal amounts not to exceed in the aggregate principal amount $20,000,000; and

     (f) other unsecured Indebtedness or additional Indebtedness secured by Encumbrances on non-current assets of the Company (assets not classified as "current assets" on the Company's consolidated balance sheet prepared in accordance with generally accepted accounting principles) that does not exceed in aggregate principal amount $20,000,000, provided that except with respect to Restricted Payments, such other Indebtedness shall be on terms no more restrictive than the Indebtedness hereunder and shall not be repayable in whole or in part until the date occurring one year after the Termination Date.

     6.2. Contingent Liabilities. Neither the Company nor any of its Subsidiaries shall create, incur, assume or remain liable with respect to any Guarantees other than the following:

     (a) Guarantees in favor of the Bank or any of its affiliates;

     (b) Guarantees existing on the date of this Agreement and disclosed on Exhibit C hereto or in the financial statements referred to in Section 4.6;

     (c) Guarantees resulting from the endorsement of negotiable instruments for collection in the ordinary course of business;

     (d) Guarantees with respect to surety, appeal, performance and return-of-money and other similar obligations incurred in the ordinary course of business (exclusive of obligations for the payment of borrowed money) not exceeding in the aggregate at any time $2,000,000; and

     (e) Guarantees of normal trade debt incurred in connection with the acquisition of goods and supplies.

     6.3. Leases. Neither the Company nor any of its Subsidiaries shall during any fiscal year enter into any leases of real or personal property as lessee, except for capital leases or leases providing for payments in any one fiscal year (whether or not such payments are termed rent) in the aggregate of less than $500,000.

     6.4. Sale and Leaseback. Neither the Company nor any of its Subsidiaries shall enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property owned by it in order to lease such property or lease other property that the Company or any such Subsidiary intends to use for substantially the same purpose as the property being sold or transferred.

     6.5. Encumbrances. Neither the Company nor any of its Subsidiaries shall create, incur, assume or suffer to exist any mortgage, pledge, security interest, lien or other charge or encumbrance, including the lien or retained security title of a conditional vendor upon or with respect to any of its property or assets ("Encumbrances"), or assign or otherwise convey any right to receive income, including the sale or discount of accounts receivable with or without recourse, except the following ("Permitted Encumbrances"):

     (a) Encumbrances in favor of the Bank or any of its affiliates;

     (b)  Encumbrances created by the Indenture and other
Encumbrances existing as of the date of this Agreement and disclosed in Exhibit C hereto;

     (c) liens for taxes, fees, assessments and other governmental charges to the extent that payment of the same may be postponed or is not required in accordance with the provisions of Section 5.4;

     (d) landlords' and lessors' liens in respect of rent not in default or liens in respect of pledges or deposits under workmen's compensation, unemployment insurance, social security laws, or similar legislation (other than ERISA) or in connection with appeal and similar bonds incidental to litigation; mechanics', laborers' and materialmen's and similar liens, if the obligations secured by such liens are not then delinquent; liens securing the performance of bids, tenders, contracts (other than for the payment of money); and statutory obligations incidental to the conduct of its business and that do not in the aggregate materially detract from the value of its property or materially impair the use thereof in the operation of its business;

     (e) judgment liens that shall not have been in existence for a period longer than 30 days after the creation thereof or, if a stay of execution shall have been obtained, for a period longer than 30 days after the expiration of such stay;

     (f)  rights of lessors under capitalized leases permitted by
Section 6.1(f);

     (g)  Encumbrances securing Indebtedness permitted by Section
6.1(d), provided that any such Encumbrances shall not extend to assets of the Company or any such Subsidiary not financed by such Indebtedness;

     (h)  Encumbrances securing Indebtedness permitted by Section
6.1(e);

     (i) easements, rights of way, restrictions and other similar charges or Encumbrances relating to real property and not interfering in a material way with the ordinary conduct of its business; and

     (j) Encumbrances on its assets created in connection with the refinancing of Indebtedness secured by Permitted Encumbrances on such assets, provided that the amount of Indebtedness secured by any such Encumbrance shall not be increased as a result of such refinancing and no such Encumbrance shall extend to property and assets of the Company or any such Subsidiary not encumbered prior to any such refinancing.

     6.6. Merger; Consolidation; Sale or Lease of Assets.
Neither the Company nor any of its Subsidiaries shall sell, lease or otherwise dispose of all or any substantial portion of its assets; or liquidate, merge or consolidate into or with any other person or entity, provided that any Subsidiary of the Company may merge or consolidate into or with (i) the Company if no Default has occurred and is continuing or would result from such merger and if the Company is the surviving company, or (ii) any other wholly-owned Subsidiary of the Company.

     6.7. Additional Stock Issuance. The Company shall not permit any of its Subsidiaries to issue any additional shares of its capital stock or other equity securities, any options therefor or any securities convertible thereto other than to the Company. Neither the Company nor any of its Subsidiaries shall sell, transfer or otherwise dispose of any of the capital stock or other equity securities of a Subsidiary, except (i) to the Company or any of its wholly-owned Subsidiaries, or (ii) in connection with a transaction permitted by Section 6.6.

     6.8. Capital Expenditures. Neither the Company nor any of its Subsidiaries shall purchase or agree to purchase, or incur any Indebtedness (including that portion of the Indebtedness arising under capital leases that is required to be capitalized on the consolidated balance sheet of the Company and its Subsidiaries) for, any equipment or other property constituting fixed assets in any fiscal year in excess of $10,000,000.

     6.9. Investments. Neither the Company nor any of its Subsidiaries shall make or maintain any Investments other than
(i) Qualified Investments, (ii) existing Investments in Subsidiaries and new Investments in such Subsidiaries in the ordinary course of its business, (iii) acquisitions of new Subsidiaries, provided that such Subsidiaries engage in the same or related lines of business as the Company and its Subsidiaries, and (iv) loans to customers of the Company to enable the installation of systems for the storage and distribution of gas products sold to such customers on open account.

     6.10. ERISA. Neither the Company nor any member of the Controlled Group shall permit any Plan maintained by it to (i) engage in any "prohibited transaction" (as defined in Section 4975 of the Code, (ii) incur any "accumulated funding deficiency" (as defined in Section 302 of ERISA) whether or not waived, or
(iii) terminate any Plan in a manner that could result in the imposition of a lien or encumbrance on the assets of the Company or any of its Subsidiaries pursuant to Section 4068 of ERISA.

     6.11. Interest Charge Coverage. The Company shall not permit its Interest Charge Coverage Ratio to be less than 2.0 to
1.0. As used in this Section 6.11, "Interest Charge Coverage Ratio" shall mean, as of the end of each period of four consecutive fiscal quarters, the ratio of (i) consolidated net income, excluding any nonrecurring or extraordinary items, plus
(ii) income tax expense for such period, plus (iii) consolidated interest expense (including interest on the Loans notwithstanding any contrary classification of such expense required by any regulatory authority, and including interest on fuel inventory and imputed interest on capitalized lease obligations, but excluding any charges for accumulated funds used during construction) and amortized debt discount for such period (collectively, "Interest Expense"); to Interest Expense for such period.

     6.12. Equity to Total Capitalization. The Company shall not permit the percentage of (i) Consolidated Stockholders'
Equity to (ii) Consolidated Total Capitalization to be less than 30%.

     6.13. Restricted Payments. The Company shall not directly or indirectly (a) declare or pay any dividend (other than dividends payable in common stock of the Company) or declare or make any other distribution on any shares of common stock, or
(b) make any expenditures for the purchase, redemption or other retirement for a consideration of any shares of capital stock of the Company (other than in exchange for, or from the net cash proceeds of, other and new shares of capital stock of the Company and other than any shares of any class of stock required to be purchased, redeemed or otherwise retired for any sinking fund or purchase fund for such class of stock), if the aggregate amount of all such dividends, distributions and expenditures made since August 31, 1990 would exceed the aggregate amount of the net income of the Company (as such term is defined in Section 1.04 of the Twelfth Supplemental Indenture dated as of December 1, 1990 to the Indenture) accumulated after August 31, 1990 plus $2,000,000.


                           SECTION VII

                       EVENTS OF DEFAULTS

     7.1. Events of Default. There shall be an Event of Default hereunder if any of the following events occurs:

     (a) the Company shall fail to pay when due (i) any amount of principal of any Loans, or (ii) any amount of interest thereon or any fees or expenses payable hereunder or under the Note within five days of the due date therefor; or

     (b) The Company shall fail to perform any term, covenant or agreement contained in Sections 5.1(f), 5.5, 5.7 or Section VI of this Agreement or any term, covenant or agreement contained in the Security Agreement; or

     (c) the Company shall fail to perform any covenant contained in Sections 5.1(e), 5.1(g), 5.1(h) or 5.2, and such failure shall continue for 30 days; or

     (d) the Company shall fail to perform any term, covenant or agreement (other than in respect of subsections 7.1(a) through (c) hereof) contained in this Agreement and such default shall continue for 30 days after notice thereof has been sent to the Company by the Bank; or

     (e) any representation or warranty of the Company made in this Agreement or in any of the other Credit Documents or any other documents or agreements executed in connection with the transactions contemplated thereunder or in any certificate delivered thereunder shall prove to have been false in any material respect upon the date when made or deemed to have been made; or

     (f) there shall occur any material adverse change in the assets, liabilities, financial condition, business or prospects of the Company or the Company and its Subsidiaries, taken as a whole, as determined by the Bank acting in good faith; or

     (g) the Company or any of its Subsidiaries shall fail to pay at maturity, or within any applicable period of grace, any Indebtedness under the Indenture or any other Indebtedness in excess of $1,000,000 in the aggregate for borrowed money, or for the use of real or personal property, or fail to observe or perform any term, covenant or agreement evidencing or securing such Indebtedness, or relating to such use of real or personal property, the result of which failure is to permit the holder or holders of such obligations to cause such Indebtedness to become due prior to its stated maturity upon delivery of required notice, if any; or

     (h) the Company or any of its Subsidiaries shall (i) apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee, liquidator or similar official of itself or of all or a substantial part of its property, (ii) be generally not paying its debts as such debts become due, (iii) make a general assignment for the benefit of its creditors, (iv) commence a voluntary case under the Federal Bankruptcy Code (as now or hereafter in effect), (v) take any action or commence any case or proceeding under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts, or any other law providing for the relief of debtors, (vi) fail to contest in a timely or appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Federal Bankruptcy Code or other law, (vii) take any action under the laws of its jurisdiction of incorporation or organization similar to any of the foregoing, or (viii) take any corporate action for the purpose of effecting any of the foregoing; or

     (i) a proceeding or case shall be commenced, without the application or consent of the Company or any of its Subsidiaries in any court of competent jurisdiction, seeking (i) the liquidation, reorganization, dissolution, winding-up, or composition or readjustment of its debts, (ii) the appointment of a trustee, receiver, custodian, liquidator or the like of it or of all or any substantial part of its assets, or (iii) similar relief in respect of it, under any law relating to bankruptcy, insolvency, reorganization, winding-up or composition or adjustment of debts or any other law providing for the relief of debtors, and such proceeding or case shall continue undismissed, or unstayed and in effect, for a period of 45 days; or an order for relief shall be entered in an involuntary case under the Federal Bankruptcy Code, against the Company or such Subsidiary; or action under the laws of the jurisdiction of incorporation or organization of the Company or any of its Subsidiaries similar to any of the foregoing shall be taken with respect to the Company or such Subsidiary and shall continue unstayed and in effect for any period of 45 days; or

     (j) a judgment or order for the payment of money shall be entered against the Company or any of its Subsidiaries by any court, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Company or such Subsidiary, that in the aggregate exceeds $1,000,000 in value and such judgment, order, warrant or process shall continue undischarged or unstayed for 45 days; or

     (k) the Company or any member of the Controlled Group shall fail to pay when due any amount that it shall have become liable to pay to the PBGC or to a Plan under Title IV of ERISA; or notice of intent to terminate a Plan or Plans shall be filed under Title IV of ERISA by the Company, any member of the Controlled Group, any plan administrator or any combination of the foregoing; or the PBGC shall institute proceedings under Title IV of ERISA to terminate or to cause a trustee to be appointed to administer any such Plan or Plans or a proceeding shall be instituted by a fiduciary of any such Plan or Plans against the Company and such proceedings shall not have been dismissed within 45 days thereafter; or a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that any such Plan or Plans must be terminated.

     7.2. Remedies. Upon the occurrence of an Event of Default described in subsections 7.1(h) and (i), immediately and automatically, and upon the occurrence of any other Event of Default, at any time thereafter while such Event of Default is continuing, at the Bank's option and upon the Bank's declaration:

     (a) the Bank's commitment to make any further Loans hereunder shall terminate;

     (b) the unpaid principal amount of the Loans together with accrued interest and all other Obligations hereunder shall become immediately due and payable without presentment, demand, protest or further notice of any kind, all of which are hereby expressly waived (provided that the Bank shall endeavor to advise the Company if any payment required to be made hereunder is not timely received); and

     (c) the Bank may exercise any and all rights it has under the Credit Documents or at law or in equity, and proceed to protect and enforce the Bank's rights by any action at law, in equity or other appropriate proceeding.


                          SECTION VIII

                          MISCELLANEOUS

     8.1. Notices. Unless otherwise specified herein, all notices hereunder and under the other Credit Documents to any party hereto shall be in writing and shall be deemed to have been given when (i) delivered by hand, (ii) properly deposited in the mails postage prepaid, (iii) sent by telex, answerback received, or electronic facsimile transmission, or (iv) delivered to the telegraph company or overnight courier, in each case addressed to such party at its address indicated below:

     If to the Company, at

          Essex County Gas Company
          7 North Hunt Road
          Amesbury, Massachusetts  01913-0800
          Attention:     James H. Hastings, Vice President and
Treasurer
          Telephone:     (508) 388-4000
          Facsimile:     (508) 388-7998


     If to the Bank, at

          THE FIRST NATIONAL BANK OF BOSTON
          100 Federal Street
          Boston, Massachusetts 02110
          Attention:     Sarah P.Z. Dwyer, Assistant Vice
President
          Telephone:     (617) 434-5934
          Facsimile:     (617) 434-3652


or at any other address specified by such party in writing.

     8.2. Expenses; Indemnification. (a) The Company will pay on demand all expenses of the Bank in connection with the preparation, waiver or amendment of this Agreement and the other Credit Documents, or the administration, default or collection of the Loans or other Obligations or in connection with the Bank's exercise, preservation or enforcement of any of its rights, remedies or options thereunder, including, without limitation, fees and expenses of outside legal counsel or the allocated costs of in-house legal counsel, accounting, consulting, brokerage or other similar professional fees or expenses, and any fees or expenses associated with any travel or other costs relating to any appraisals or examinations conducted in connection with the Obligations or any collateral therefor, and the amount of all such expenses shall, until paid, bear interest at the rate applicable to principal hereunder (including any default rate).

     (b) The Company agrees to indemnify and hold harmless the Bank from and against any and all claims, actions and suits whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of this Agreement and the other Credit Documents or the transactions evidenced thereby; provided that the Bank shall have no right to be indemnified hereunder with respect to any such claims, actions, suits, liabilities, losses, damages and expenses to the extent arising as a result of its own gross negligence or willful misconduct; and provided, further that the Company shall not be liable for any settlement, compromise or consent to the entry of any order adjudicating or otherwise disposing of any claim, action, suit, liability, loss, damage or expense effected without the consent of the Company. Should any claim be made by a person not a party to this Agreement with respect to any matter to which the foregoing indemnity relates, the Bank shall promptly notify the Company of any such claim, and the Company shall have the right to direct and control the defense of such claim or any litigation based thereon at its own expense through counsel of its own choosing.

     8.3. Set-Off. Regardless of the adequacy of any collateral or other means of obtaining repayment of the Obligations, any deposits, balances or other sums credited by or due from the head office of the Bank or any of its branch offices to the Company may, at any time and from time to time after the occurrence of an Event of Default hereunder, without notice to the Company or compliance with any other condition precedent now or hereafter imposed by statute, rule of law, or otherwise (all of which are hereby expressly waived) be set off, appropriated, and applied by the Bank against any and all obligations of the Company to the Bank or any of its affiliates in such manner as the head office of the Bank or any of its branch offices in their sole discretion may determine, and the Company hereby grants the Bank a continuing security interest in such deposits, balances or other sums for the payment and performance of all such Obligations.

     8.4. Term of Agreement. This Agreement shall continue in full force and effect so long as the Bank has any commitment to make Loans hereunder or any Loan or any Obligation hereunder shall be outstanding.

     8.5. No Waivers. No failure or delay by the Bank in exercising any right, power or privilege hereunder or under the other Credit Documents shall operate as a waiver thereof; nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies provided herein and in the Note and such other documents and agreements are cumulative and not exclusive of any rights or remedies otherwise provided by agreement or law.

     8.6. Governing Law. This Agreement and the other Credit Documents shall each be deemed to be a contract made under seal and shall be construed in accordance with and governed by the laws of The Commonwealth of Massachusetts (without giving effect to any conflicts of laws provisions contained therein).

     8.7. Amendments. Neither this Agreement nor the other Credit Documents nor any provision thereof may be amended, waived, discharged or terminated except by a written instrument signed by the Bank and, in the case of amendments, by the Company.

     8.8. Binding Effect of Agreement. This Agreement shall be binding upon and inure to the benefit of the Company and the Bank and their respective successors and assigns; provided that the Company may not assign or transfer its rights or obligations hereunder. The Bank may sell or transfer its interests hereunder and under the Note, or grant participations therein, without the prior written consent of the Company. In the case of any such participation, the Company agrees that any such participant shall be entitled to the benefits of Sections 2.8, 2.9, 2.13, 5.5 and
8.3 to the same extent as if such transferee or participant were the Bank hereunder; provided the Company may, for all purposes of this Agreement, treat the Bank as the person entitled to exercise all rights hereunder and under the Note and to receive all payments with respect thereto.

     8.9. Counterparts. This Agreement may be signed in any number of counterparts with the same effect as if the signatures hereto and thereto were upon the same instrument.

     8.10.     Partial Invalidity.  The invalidity or
unenforceability of any one or more phrases, clauses or sections of this Agreement shall not affect the validity or enforceability of the remaining portions of it.

     8.11. Captions. The captions and headings of the various sections and subsections of this Agreement are provided for convenience only and shall not be construed to modify the meaning of such sections or subsections.

     8.12. WAIVER OF JURY TRIAL. THE BANK AND THE COMPANY AGREE THAT NEITHER OF THEM NOR ANY ASSIGNEE OR SUCCESSOR SHALL
(A) SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM OR ANY OTHER ACTION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS, ANY COLLATERAL OR THE DEALINGS OR THE RELATIONSHIP BETWEEN OR AMONG ANY OF THEM, OR (B) SEEK TO CONSOLIDATE ANY SUCH ACTION WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS PARAGRAPH HAVE BEEN FULLY DISCUSSED BY THE BANK AND THE COMPANY, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NEITHER THE BANK NOR THE COMPANY HAS AGREED WITH OR REPRESENTED TO THE OTHER THAT THE PROVISIONS OF THIS PARAGRAPH WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

     8.13.     Entire Agreement.  This Agreement and the other
Credit Documents constitute the final agreement of the parties hereto and supersede any prior agreement or understanding, written or oral, with respect to the matters contained herein and therein.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.


                              ESSEX COUNTY GAS COMPANY


                              By
_____________________________________
                              Title:


                              THE FIRST NATIONAL BANK OF BOSTON


                              By
_____________________________________
                                   Frank T. Smith
                                   Director